UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 5, 2024

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

2750 Premiere Pkwy., Suite 100, Duluth, Georgia 30097	30097
(Address of principal executive offices)	(Zip Code)

(678) 775-6900
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☒	☐	☒	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	DLA	NYSE American

Item 1.02              Termination of a Material Definitive Agreement.

     On June 6, 2024, Elkay Partners, NY LLC (the "Buyer") exercised its discretionary right to terminate the Real Estate Purchase and Sale Contract entered into between Delta Apparel, Inc. (the "Company") and Buyer dated February 26, 2024, for the sale and long-term leaseback of the Company's approximately 35-acre campus in Fayetteville, North Carolina (the "Agreement").  The purchase price for the Fayetteville campus contained in the Agreement was $23.5 million and the Agreement contained customary representations, warranties and covenants made by the Company.  The obligations of the Buyer under the Agreement were subject to inspection, due diligence and other customary closing conditions.  The Agreement contained a transaction closing condition requiring the Company or its wholly-owned subsidiary to enter into a long-term lease agreement with the Buyer or its affiliate, with such lease agreement having an initial term of 10.5 years.

     The Company is not aware of any material relationship that it or its affiliates have with the Buyer other than in respect of the Agreement.  The Company did not incur any early termination penalties in connection with the termination of the Agreement.

   Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On June 5, 2024, Justin M. Grow, Executive Vice President and Chief Administrative Officer amended the effective date of his resignation to June 5, 2024. Mr. Grow previously submitted his resignation on May 3, 2024, with an effective date of July 2, 2024.

           On June 6, 2024, Matthew J. Miller, President of Delta Group submitted his resignation effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	June 11, 2024	/s/ J. Tim Pruban
J. Tim Pruban
Chief Restructuring Officer